EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into effective as of July 17, 2007 (the “Effective Date”), by and between The Shaw Group Inc., a Louisiana corporation (collectively with its affiliates and subsidiaries hereinafter referred to as, the “Company”), and Brian K. Ferraioli (“Employee”). The Company and Employee shall hereinafter be referred to collectively as the “Parties”.

WHEREAS, the Company and Employee desire to enter into an employment relationship.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Employment. The Company hereby employs Employee, and Employee hereby accepts employment by the Company, on the terms and conditions set forth in this Agreement.

2. Term of Employment. Subject to the provisions for earlier termination provided in this Agreement, the term of this Agreement (the “Term”) shall be two years commencing on the Effective Date and shall be automatically renewed on each day following the Effective Date so that on any given day the unexpired portion of the Term of this Agreement shall be two years. Notwithstanding the foregoing provision, at any time after the Effective Date, the Company or Employee may give written notice to the other Party that the Term shall not be further renewed from and after a subsequent date specified in such notice (the “fixed term date”), in which event the Term shall become fixed, and this Agreement shall terminate on the second anniversary of such fixed term date.

3. Employee’s Duties.

(a) Commencing upon the Effective Date and continuing until the day immediately preceding the date on which the Company files its Form 10-Q for the third quarter of the Company’s 2007 fiscal year (the “3Q07 Filing Date”), Employee shall serve as an Executive Vice President of the Company. Commencing on the 3Q07 Filing Date and continuing for the remainder of the Term, Employee shall serve as Executive Vice President & Chief Financial Officer of the Company, or such other similar position(s) as the Parties may mutually agree, with such duties and responsibilities as may from time to time be assigned to him by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company, provided that such duties are consistent with the customary duties of such position(s).

(b) Employee agrees to devote Employee’s full attention and time during normal business hours to the business and affairs of the Company and to use reasonable best efforts to perform faithfully and efficiently Employee’s duties and responsibilities. Employee shall not, either directly or indirectly, enter into any business or employment with or for any Person (defined below) other than the Company during the Term; provided, however, that Employee shall not be prohibited from making financial investments in any other company or business or from serving on the board of directors of any other company, subject in each case to the provisions set forth in the Company’s Code of Conduct or similar guidelines. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation, limited or general partnership, limited liability company, joint venture, association, trust or other entity or organization, whether or not a legal entity. Employee shall at all times observe and comply with all lawful directions and instructions of the Board.

4. Compensation.

(a) Base Compensation. For services rendered by Employee under this Agreement, the Company shall pay to Employee a base salary (“Base Compensation”) of $585,000 per annum, payable in accordance with the Company’s customary pay periods and subject to customary withholdings. The amount of Base Compensation will be subject to review by the Board on an annual basis as of the close of each fiscal year of the Company and may be increased as the Board may deem appropriate. In the event the Board deems it appropriate to increase Employee’s annual base salary, said increased amount shall thereafter be the Base Compensation for the purposes of this Agreement. Employee’s Base Compensation, as increased from time to time, may not be decreased unless agreed to by Employee. Nothing contained herein shall prevent the Board from paying additional compensation to Employee in the form of bonuses or otherwise during the Term.

(b) Annual Bonus. During the Term, Employee will be eligible to participate in the Company’s discretionary management incentive program as established by the Board (as the same may be amended from time to time), with an annual performance bonus of not less than 25%, and not more than 200%, of Employee’s bonus target (the “Bonus Target”), which Bonus Target shall initially be an amount equal to Employee’s Base Compensation. The Bonus Target may be adjusted annually. Annual bonus payments will be subject to customary withholdings.

(c) Signing Bonus. As additional consideration for this Agreement, the Company shall pay to Employee a signing bonus of $450,000, payable not later than 15 days after the Effective Date and subject to customary withholdings.

(d) Long Term Incentive Awards.

(i) Employee will be eligible to participate in the Company’s discretionary long term incentive plan during the course of employment with the Company, subject to the terms and conditions of the applicable plan. The overall target value of the annual combined grants of option shares and restricted shares to Employee on the date of grant will be in the range of 100% to 200% of Employee’s Base Compensation.

(ii) On August 1, 2007, Employee will be granted shares in the Company with an aggregate value of $1,000,000, which will be divided equally between option shares and restricted shares. The actual number of shares will be determined as follows:

(A) for restricted shares, $500,000 divided by the closing price on the date of grant; and

(B) for option shares, $500,000 divided by the fair value as determined by the Black-Scholes valuation model utilizing the closing price on the date of grant.

The grant of restricted shares will vest in annual installments of 33.33% each, with full vesting after three years. The grant of option shares will vest in annual installments of 25% each, with full vesting after four years.

(iii) All stock-based awards are subject to shareholders’ approval of shares to be allocated to the Company’s long term incentive plan and granted under the strict purview of the Compensation Committee of the Board.

(iv) Future Long Term Incentive (defined below) awards will be determined utilizing the valuation methodology used for other similarly situated executive officers of the Company.

5. Additional Benefits. In addition to the Compensation provided for in Section 4, Employee shall be entitled to the following:

(a) Business Expenses. The Company shall, in accordance with any rules and policies that it may establish from time to time for its executive officers, reimburse Employee for business expenses reasonably incurred in the performance of Employee’s duties. It is understood that Employee is authorized to incur reasonable business expenses for promoting the business of the Company, including reasonable expenditures for travel, lodging, meals and client or business associate entertainment. Requests for reimbursement for such expenses must be accompanied by appropriate documentation.

(b) Point of Origin; Relocation Expenses.

(i) Employee’s point of origin (the “Point of Origin”) will be Califon, New Jersey, and Employee’s business assignment location will be the Company’s corporate offices in Baton Rouge, Louisiana (the “Business Location”). From the Effective Date until the earliest to occur of (A) June 17, 2008, (B) the date of permanent relocation of Employee to the Business Location and (C) the Date of Termination, the Company will reimburse Employee for expenses reasonably incurred by Employee for living expenses at the Business location and air travel between the Point of Origin and the Business Location each weekend. Business class seating may be used by Employee in Employee’s reasonable discretion. Employee will also have access to the Company’s aircraft on an as-available basis for the purposes, and during the period, described in this Section 5(b)(i). Notwithstanding anything in this Agreement to the contrary, to the extent that any amount received by Employee under this Section 5(b)(i) in connection with the reimbursement by the Company of travel and living expenses is determined by the Company or the Internal Revenue Service to constitute taxable income to Employee, the Company shall fully “gross up” such amount so that Employee is in the same “net” after tax position he would have been if such payment and gross up payments had not constituted taxable income to Employee.

(ii) The Company will provide relocation assistance to Employee in connection with Employee’s permanent relocation from the Point of Origin to the Business Location, including moving expenses, home sale assistance, customary real estate fees and commissions and home purchase assistance, in each case in accordance with the relocation policies of the Company at the time such relocation occurs. Employee acknowledges that such relocation assistance does not include the purchase by the Company of Employee’s residence at the Point of Origin.

(c) Vacation. Employee shall be entitled to four weeks of vacation per year, without any loss of compensation or benefits. Employee shall be entitled to carry forward any unused vacation time.

(d) Country Club Membership. The Company will pay, on behalf of Employee, one country club membership initiation fee. Employee shall be responsible for monthly dues in connection with such membership.

(e) General Benefits. Employee shall be entitled to participate in (i) the various Employee benefit plans or programs provided to the Employees of the company in general, including but not limited to, health (including ExecuCare), dental, disability, 401k, accident and life insurance plans, and (ii) the Flexible Perquisites Plan, which is reserved for selected executives and provides reimbursement for a choice of certain benefits of 4% of Employee’s Base Compensation in each calendar year. (A menu of available benefits will be provided.) Benefits are subject to the eligibility requirements with respect to each of such benefit plans or programs, and such other benefits or perquisites as may be approved by the Board during the Term. Nothing in this Section 5(e) shall be deemed to prohibit the Company from making any changes in any of the plans, programs or benefits described in this Section 5(e), provided the change similarly affects all executive officers of the Company that are similarly situated.

6. Confidentiality.

(a) Employee hereby acknowledges that the Company possesses certain Confidential Information (defined below) that is peculiar to the businesses in which the Company is or may be engaged. Employee hereby affirms that such Confidential Information is the exclusive property of the Company and that the Company has proprietary interests in such Confidential Information. For the purposes of this Agreement, the term “Confidential Information” shall mean any and all information of any nature and in any form that at the time or times concerned is not generally known to Persons (other than the Company) that are engaged in businesses similar to that conducted or contemplated by the Company (other than by the act or acts of an employee not authorized by the Company to disclose such information) which may include, without limitation, the Company’s existing and contemplated products and services; the Company’s purchasing, accounting, marketing and merchandising methods or practices; the Company’s development data, theories of application and/or methodologies; the Company’s customer/client contact and/or supplier information files; the Company’s existing and contemplated policies and/or business strategy; any and all samples and/or materials submitted to Employee by the Company; and any and all directly and indirectly related records, documents, specifications, data and other information with respect thereto. Employee further acknowledges by signing this Agreement that the Company has expended much time, cost and difficulty in developing and maintaining the Company’s customers.

(b) Employee shall (i) use the Confidential Information solely for the purpose of performing Employee’s duties on behalf of the Company and for no other purpose whatsoever, (ii) not, directly or indirectly, at any time during or after Employee’s employment by the Company, disclose Confidential Information to any other Person (except to the Company’s officers in connection with Employee’s duties on behalf of the Company) or use or otherwise exploit Confidential Information to the detriment of the Company, and (iii) not lecture on or publish articles with respect to Confidential Information. In the event of a breach or threatened breach of the provisions of this Section 6(b), the Company shall be entitled, in addition to any other remedies available to the Company, to an injunction restraining Employee from disclosing such Confidential Information.

(c) Upon termination of employment of Employee for whatever reason, Employee shall surrender to the Company any and all documents, manuals, correspondence, reports, records and similar items then or thereafter coming into the possession of Employee that contain any Confidential Information; provided, however, that the Company will provide Employee reasonable access to such Confidential Information to the extent required by Employee in connection with the defense of any cause of action, dispute, proceeding or investigation made or initiated against Employee by any Person other than the Company related to the employment of Employee by the Company or the performance by Employee of its duties in the course of such employement.

7. Termination.

(a) This Agreement may be terminated prior to the end of the Term as set forth below:

(i) Resignation (other than for Good Reason). Employee may resign, including by reason of retirement, Employee’s position at any time by providing written notice of resignation to the Company. In the event of such resignation (except in the case of resignation for Good Reason (defined below)), this Agreement shall terminate, and Employee shall not be entitled to further compensation pursuant to this Agreement other than the payment of any accrued and unpaid Base Compensation and other benefits (e.g., vacation, unreimbursed business expenses, etc.) as of the date of Employee’s resignation and the retention of Long Term Incentives (defined below) (if any) that have vested or become exercisable on or before the date of such resignation in accordance with the plans governing such Long Term Incentives (which Long Term Incentives remain subject to, and must thereafter be exercised in accordance with, the plans governing such Long Term Incentives).

(ii) Death. If Employee’s employment is terminated due to Employee’s death, any accrued and unpaid Base Compensation and other benefits (e.g., vacation, unreimbursed business expenses, etc.) as of the date of Employee’s death and benefits payable pursuant to the Company’s benefit plans will be paid to Employee’s surviving spouse or estate, and one year of paid group health and dental insurance benefits shall be provided by the Company to Employee’s surviving spouse and minor children. Employee shall also become immediately and totally vested in any and all option shares, restricted shares or units or other similar awards granted to Employee by the Company under any long term incentive plan duly adopted by the Board (“Long Term Incentives”) prior to the Date of Termination (which Long Term Incentives remain subject to, and must thereafter be exercised in accordance with, any plans governing such Long Term Incentives). After said payments, provision of insurance benefits and vesting of Long Term Incentives, this Agreement shall terminate, and the Company shall have no obligations to Employee or Employee’s legal representatives with respect to this Agreement.

(iii) Discharge.

(A) The Company may terminate Employee’s employment for any reason at any time upon written notice delivered to Employee.

(B) In the event that Employee’s employment is terminated by the Company for any reason other than Employee’s Misconduct or Disability (both as defined below), the following shall occur:

(1) the Company shall pay to Employee, subject to customary withholdings, (x) not later than 15 calendar days after the Date of Termination, a lump sum amount, in cash, equal to the lesser of (I) $450,000 and (II) an amount (the “Termination Payment Amount”) equal to the product of (a) the sum of (i) Employee’s Base Compensation as in effect immediately prior to the Date of Termination, plus (ii) the most recent annual bonus paid by the Company to Employee, multiplied by (b) 2.0, and (y) on the first business day occurring after the date that is six months after the Date of Termination, a lump sum amount (if greater than zero), in cash, equal to (I) the Termination Payment Amount, minus (II) $450,000;

(2) for the lesser of (x) 24 months and (y) the remaining portion of the Term, the Company, at its sole cost, shall provide or arrange to provide to Employee (and, as applicable, Employee’s dependents) dental, disability, accident and life insurance and group health insurance benefits (including ExecuCare) (collectively, “Welfare Benefits”) substantially similar to those that Employee (and Employee’s dependents) were receiving immediately prior to the Date of Termination; provided, however, that the Welfare Benefits otherwise receivable by Employee pursuant to this clause (2) shall be reduced to the extent comparable Welfare Benefits are actually received by Employee (and/or Employee’s dependents) during such period under any other employer’s welfare plan(s) or program(s), with Employee being obligated to promptly disclose to the Company any such comparable Welfare Benefits; and

(3) Employee shall become immediately and totally vested in any and all Long Term Incentives granted to Employee by Company prior to the Date of Termination (which Long Term Incentives remain subject to, and must thereafter be exercised in accordance with, any plans governing such Long Term Incentives).

(C) Notwithstanding anything to the contrary in this Agreement, in the event that Employee is terminated because of Misconduct, the Company shall have no obligations pursuant to this Agreement after the the Date of Termination other than the payment of any unpaid Base Compensation accrued through the the Date of Termination. For the purposes of this Agreement, the term “Misconduct” shall mean:

(1) (A) any willful breach or habitual neglect of duty by Employee or (B) Employee’s material and continued failure to substantially perform Employee’s duties with the Company (other than any such failure resulting from Employee’s incapacity due to a Disability) (i) in a professional manner and (ii) in a manner that is reasonably expected as appropriate for the position, in the case of either (A) or (B), which breach, neglect or failure is not cured by Employee within 30 days from receipt by Employee of written notice from the Company that specifies the alleged breach, neglect or failure;

(2) the misappropriation or attempted misappropriation by Employee of a material business opportunity of the Company, including attempting to secure any personal profit in connection with entering into any transaction on behalf of the Company;

(3) the intentional misappropriation or attempted misappropriation by Employee of any of the Company’s funds or property;

(4) the violation by Employee of the Company’s Code of Corporate Conduct or Fraud Policy; or

(5) (A) the commission by Employee of a felony offense or a misdemeanor offense involving violent or dishonest behavior or (B) Employee engaging in any other conduct involving fraud or dishonesty.

(D) Disability. If Employee shall have been absent from the full-time performance of Employee’s duties with the Company for 120 consecutive calendar days as a result of Employee’s incapacity due to a Disability, Employee’s employment may be terminated by the Company . For the purposes of this Agreement, a “Disability” shall exist if:

(1) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be reasonably expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(2) Employee is, by reason of any medically determinable physical or mental impairment that can be reasonably expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

If Employee is terminated pursuant to this Section 7(a)(iii)(D), Employee shall not be entitled to further compensation pursuant to this Agreement, except that Employee shall (1) be paid monthly (but only for up to a 24 month period beginning with the Date of Termination) the amount by which Employee’s monthly Base Compensation exceeds the monthly benefit received by Employee pursuant to any disability insurance covering Employee, (2) continue to receive paid Welfare Benefits for Employee and Employee’s dependents for the 24 month period beginning with the Date of Termination, and (3) become immediately and totally vested in any and all Long Term Incentives granted to Employee by Company prior to the Date of Termination (which Long Term Incentives remain subject to, and must be exercised in accordance with, any plans governing such Long Term Incentives).

(iv) Resignation for Good Reason. Employee shall be entitled to terminate Employee’s employment for Good Reason (as defined herein). If Employee terminates Employee’s employment for Good Reason, Employee shall be entitled to the compensation and Welfare Benefits provided in Section 7(a)(iii)(B). For the purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following circumstances without Employee’s express written consent unless such breach or circumstance is fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(A) any material diminution of Employee’s duties or responsibilities (other than in connection with the termination of Employee for Misconduct or Disability in accordance with the terms of this Agreement);

(B) the failure by the Company to continue to provide Employee with benefits substantially similar to those enjoyed by other executive officers who have entered into similar employment agreements with Employer under any of the Company’s medical, health, accident, life insurance and/or disability plans in which Employee was participating immediately prior to such time;

(C) any material change in the geographic location at which Employee must perform its services under this Agreement; or

(D) any other material breach by the Company of its obligations under this Agreement without Employee’s express written consent, which breach is not cured by the Company within 30 days from receipt by the Company of written notice from Employee that specifies the alleged breach.

(v) Resignation for Corporate Change. Employee shall be entitled to terminate Employee’s employment for a Corporate Change (as defined herein), but only if Employee gives notice of Employee’s intent to terminate employment within 90 days following the effective date of such Corporate Change. If Employee terminates employment for a Corporate Change, Employee shall be entitled to the compensation and benefits provided in Section 7(a)(iii)(B). For the purposes of this Agreement, a “Corporate Change” shall occur if:

(A) any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding any 10% or larger shareholder of record of the Company as of the Effective Date), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Compay representing 50% or more of the combined voting power of the Company’s then oustanding securities that are entitled to vote with respect to the election of the Board; or

(B) as a result of or in connection with a contested election, the then-current members of the Board shall cease to constitute a majority of the Board. For the purposes of this Section, the term “contested” shall not include election by a majority of the then-current Board.

(b) Notice of Termination. Any purported termination of Employee’s employment by the Company under Section 7(a)(iii)(C) or (D), or by Employee under Section 7(a)(i), (iv) or (v), shall be communicated by written Notice of Termination (defined below) to the other Party in accordance with Section 10. For the purposes of this Agreement, the term “Notice of Termination” shall mean a notice that (i) in the case of termination by the Company, shall set forth in reasonable detail the reason for such termination of Employee’s employment and the Date of Termination, or (ii) in the case of resignation by Employee, shall specify in reasonable detail the basis for such resignation and the Date of Termination. A Notice of Termination validly given by Employee pursuant to Section 7(a)(iv) shall be effective even if given after the receipt by Employee of notice that the Board has set a meeting to consider terminating Employee for Misconduct. Any purported termination for which a Notice of Termination is required that is not effected pursuant to this Section 7(b) shall not be effective.

(c) Date of Termination, Etc. The “Date of Termination” shall mean the date specified in the Notice of Termination, provided that the Date of Termination shall be at least 15 calendar days following the date the Notice of Termination is given. Notwithstanding the foregoing, in the event Employee is terminated for Misconduct, the Company may refuse to allow Employee access to the Company’s offices (other than to allow Employee to collect Employee’s personal belongings under the Company’s supervision) prior to the Date of Termination.

(d) Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer, except as otherwise expressly set forth herein and except that any severance amounts payable to Employee pursuant to the Company’s severance plan or policy for employees in general shall reduce the amount otherwise payable pursuant to Section 7(a)(iii)(B).

(e) Excess Parachute Payments. Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit received or to be received by Employee hereunder in connection with the termination of Employee’s employment would, as determined by tax counsel selected by the Company, constitute an “Excess Parachute Payment” (as defined in Section 280G of the Internal Revenue Code), the Company shall fully “gross up” such payment so that Employee is in the same “net” after tax position he would have been if such payment and gross up payments had not constituted Excess Parachute Payments.

8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which Employee may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Employee may have under any Long Term Incentives granted by the Company.

9. Assignability. The obligations of Employee hereunder are personal and may not be assigned or delegated by Employee or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any parent, affiliate, successor or subsidiary of the Company, so long as the obligations of the Company under this Agreement remain the obligations of the Company.

10. Notice. For the purposes of this Agreement, all notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by Federal Express or similar courier addressed (a) to the Company, at its principal office address, directed to the attention of the Board with a copy to the Corporate Secretary of the Company, and (b) to Employee, at Employee’s residence address on the records of the Company, or to such other address as either Party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

11. Severability. In the event that one or more of the provisions set forth in this Agreement shall for any reason be held to be invalid, illegal, overly broad or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, overly broad or unenforceable provisions had never been contained therein; provided, however, that no provision shall be severed if it is clearly apparent under the circumstances that the Parties would not have entered into the Agreement without such provision.

12. Successors; Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall constitute Good Reason under Section 7(a)(iv); provided that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used herein, the term “Company” shall include any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 12 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

(b) This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13. Miscellaneous.

(a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically authorized by the Board.

(b) No waiver by either Party at any time of any breach by the other Party of, or in compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c) This Agreement is an integration of the Parties’ agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party, except those which are set forth expressly in this Agreement. Notwithstanding the foregoing, the Parties are party to an Employee Indemnity Agreement dated July 12, 2007, which remains in full force and effect.

(d) THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Arbitration.

(a) Employee and the Company agree that any dispute regarding the covenants herein and/or the validity of this Agreement and its addenda, if any, shall be resolved through arbitration. Employee and the Company hereby expressly acknowledge that Employee’s position in the Company and the Company’s business have a substantial impact on interstate commerce and that Employee’s development and involvement with the Company and the Company’s business have a national and international territorial scope commercially. Any arbitration-related matter or arbitration proceeding of a dispute regarding the covenants herein and/or the validity of this Agreement and its addenda, shall be governed, heard, and decided under the provisions and the authority of the Federal Arbitration Act, 9 U.S.C.A. §1, et seq., and shall be submitted for arbitration to the office of the American Arbitration Association (“AAA”) in New Orleans, Louisiana, on demand of either Party.

(b) Such arbitration proceedings shall be conducted in New Orleans, Louisiana, and shall be conducted in accordance with the then-current Employment Arbitration Rules and Mediation Procedures of the AAA. Each Party shall have the right to be represented by counsel or other designated representatives. The Parties shall negotiate in good faith to appoint a mutually acceptable arbitrator; provided, however, that, in the event that the Parties are unable to agree upon an arbitrator within 30 days after the commencement of the arbitration proceedings, the AAA shall appoint the arbitrator. The arbitrator shall have the right to award or include in his or her award any relief that he or she deems proper under the circumstances, including, without limitation, all types of relief that could be awarded by a court of law, such as money damages (with interest on unpaid amounts from the date due), specific performance and injunctive relief. The arbitrator shall issue a written opinion explaining the reasons for his or her decision and award. The award and decision of the arbitrator shall be conclusive and binding upon both Parties, and judgment upon the award may be entered in any court of competent jurisdiction. The Parties acknowledge and agree that any arbitration award may be enforced against either or both of them in a court of competent jurisdiction, and each waives any right to contest the validity or enforceability of such award. The Parties further agree to be bound by the provisions of any statute of limitations that would be otherwise applicable to the controversy, dispute, or claim that is the subject of any arbitration proceeding initiated hereunder. Without limiting the foregoing, the Parties shall be entitled in any such arbitration proceeding to the entry of an order by a court of competent jurisdiction pursuant to a decision of the arbitrator for specific performance of any of the requirements of this Agreement. The provisions of this Section 15 shall survive and continue in full force and effect subsequent to and notwithstanding expiration or termination of this Agreement for any reason. Employee and the Company acknowledge and agree that any and all rights they may have to resolve their claims by a jury trial are hereby expressly waived. The provisions of this Section 15 do not preclude Employee from filing a complaint with any federal, state, or other governmental administrative agency, if applicable.

IN WITNESS WHEREOF, the Parties have executed this Agreement on October 9, 2007, effective for all purposes as of the Effective Date.

THE SHAW GROUP INC.

By: /s/ Clifton S. Rankin
Clifton S. Rankin
General Counsel and Corporate Secretary

EMPLOYEE

/s/ Brian K. Ferraioli
Brian K. Ferraioli